UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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West Suburban Bancorp, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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WEST
SUBURBAN
BANCORP,
INC.

2007

Notice of 2007
Annual Meeting
and
Proxy Statement

April 9, 2007

Dear Fellow Shareholder:

On behalf of the Board of Directors and management of West Suburban Bancorp, Inc., I cordially invite and encourage you to attend the Annual Meeting of Shareholders of West Suburban, to be held on Wednesday, May 9, 2007, at 8:00 A.M. local time, at West Suburban’s headquarters located at 711 South Meyers Road, Lombard, Illinois 60148. At the meeting, we will report on our operations, our progress and the outlook for the year ahead.

Our Board of Directors has nominated five persons to serve as directors for a term of one year, all of whom are incumbent directors. Additionally, our Audit Committee has selected, and we recommend that you ratify the engagement of, Crowe Chizek and Company LLC to continue as our independent registered public accounting firm. Accordingly, our Board of Directors recommends that you vote your shares for each of the director nominees and in favor of the ratification of the engagement of Crowe Chizek and Company LLC.

We encourage you to attend the meeting in person. However, whether or not you plan to attend, please complete, sign and date the enclosed proxy and return it in the enclosed envelope as promptly as possible. This will ensure that your shares are represented at the meeting.

A copy of our Annual Report to Shareholders for the year 2006 is also enclosed. Thank you for your attention to this important matter.

Sincerely,

Kevin J. Acker
Chairman and Chief Executive Officer

711 South Meyers Road
Lombard, Illinois 60148

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held on May 9, 2007

To the Shareholders of West Suburban Bancorp, Inc.

Notice is hereby given that the Annual Meeting of Shareholders of West Suburban Bancorp, Inc., an Illinois corporation (“West Suburban”), will be held on Wednesday, May 9, 2007, at 8:00 A.M. local time, at West Suburban’s headquarters located at 711 South Meyers Road, Lombard, Illinois 60148. West Suburban is the parent bank holding company of West Suburban Bank, Lombard, Illinois (the “Bank,” and together with West Suburban, the “Company”). The Annual Meeting will be held for the following purposes:

1.             to elect five directors of West Suburban;

2.                                       to ratify the engagement of Crowe Chizek and Company LLC as the independent registered public accounting firm of the Company for the year ending December 31, 2007; and

3.                                       to transact such other business as may properly come before the meeting or any adjournment or postponements thereof.

The Board of Directors has set the close of business on March 15, 2007, as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements of the meeting. In the event that there are not sufficient votes to establish a quorum or to approve or ratify the proposals to be considered at the Annual Meeting, the meeting may be adjourned or postponed in order to permit the further solicitation of proxies. The transfer books of West Suburban will not be closed.

By Order of the Board of Directors,

April 9, 2007
Lombard, Illinois	Kevin J. Acker
Chairman and Chief Executive Officer

YOUR VOTE IS IMPORTANT. PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. WE HOPE THAT YOU WILL BE ABLE TO ATTEND THE MEETING, AND IF YOU DO YOU MAY VOTE YOUR STOCK IN PERSON IF YOU WISH. YOU MAY REVOKE THE PROXY CARD AT ANY TIME PRIOR TO ITS EXERCISE.

PROXY STATEMENT

West Suburban Bancorp, Inc. (“West Suburban”) is a bank holding company registered under the Bank Holding Company Act of 1956. West Suburban’s subsidiary, West Suburban Bank, Lombard, Illinois, is an Illinois state-chartered bank and may be referred to in this proxy statement as the “Bank.” West Suburban, the Bank and their subsidiaries may be referred to collectively in this proxy statement as the “Company.” An Annual Report for the year ending December 31, 2006, containing financial and other information pertaining to the Company, accompanies this proxy statement. The consolidated financial statements of the Company, which are contained in the Annual Report, are incorporated into this proxy statement by reference. The mailing address of West Suburban’s principal executive office is 711 South Meyers Road, Lombard, Illinois 60148.

These proxy materials are furnished in connection with the solicitation by the Board of Directors of West Suburban of proxies to be voted at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Wednesday, May 9, 2007, at 8:00 A.M. local time, at West Suburban’s headquarters located at 711 South Meyers Road, Lombard, Illinois 60148, and any adjournment or postponement thereof. The Board of Directors would like to have all shareholders represented at this year’s Annual Meeting. Whether or not you plan to attend the Annual Meeting, you are urged to complete, date and sign your proxy, then return it to West Suburban in the enclosed envelope. No postage needs to be affixed.

The Notice of Annual Meeting of Shareholders, this proxy statement and the enclosed form of proxy will first be mailed to the shareholders of West Suburban on or about April 9, 2007. Your proxy is solicited by the Board of Directors of West Suburban.

The following is information that we believe you will find to be informative with respect to the Annual Meeting and the voting process.

Why am I receiving this proxy statement and proxy form?

You are receiving a proxy statement and proxy form from us because on March 15, 2007, the record date for the Annual Meeting, you owned shares of West Suburban Common Stock. This proxy statement describes the matters that will be presented for consideration by the shareholders at the Annual Meeting. It also gives you information concerning the matters to be considered to assist you in making an informed decision.

When you sign the enclosed proxy form, you appoint the proxy holder as your representative at the Annual Meeting. The proxy holder will vote your shares as you have instructed in the proxy form, thereby ensuring that your shares will be voted whether or not you attend the Annual Meeting. Even if you plan to attend the Annual Meeting, you should complete, sign and return your proxy form in advance of the Annual Meeting in case your plans change.

If you have signed and returned the proxy form and an issue comes up for a vote at the Annual Meeting that is not identified on the proxy form, the proxy holder will vote your shares, pursuant to your proxy, in accordance with his or her judgment.

What matters will be voted on at the Annual Meeting?

You are being asked to vote on the election of directors of West Suburban and the ratification of the engagement of Crowe Chizek and Company LLC (“Crowe Chizek”) as our independent registered public accounting firm for the 2007 fiscal year. These matters are more fully described in this proxy statement.

How do I vote?

You may vote either by mail or in person at the Annual Meeting. To vote by mail, complete and sign the enclosed proxy form and mail it in the enclosed envelope. If you mark your proxy form to indicate how you want your shares voted, your shares will be voted as you instruct.

If you sign and return your proxy form, but do not mark the form to provide voting instructions, the shares represented by your proxy form will be voted “FOR” the director nominees named in this proxy statement and “FOR” the ratification of the engagement of Crowe Chizek as our independent registered public accounting firm.

If you want to vote in person, please come to the Annual Meeting. We will distribute written ballots to anyone who wants to vote at the Annual Meeting. Please note, however, that if your shares are held in the name of your broker (or in what is usually referred to as “street name”), you will need to arrange to obtain a proxy from your broker in order to vote in person at the Annual Meeting.

What does it mean if I receive more than one proxy form?

It means that you have multiple holdings reflected in our stock transfer records and/or in accounts with stockbrokers. Please sign and return ALL proxy forms to ensure that all your shares are voted.

If I hold shares in the name of a broker, who votes my shares?

If you received this proxy statement from your broker, your broker should have given you instructions for directing how your broker should vote your shares. It will then be your broker’s responsibility to vote your shares for you in the manner you direct.

Under the rules of various national and regional securities exchanges, brokers may generally vote on routine matters, such as the election of directors and the ratification of the engagement of the independent registered public accounting firm, but cannot vote on non-routine matters unless they have received voting instructions from the person for whom they are holding shares. If your broker does not receive instructions from you on how to vote particular shares on matters on which your broker does not have discretionary authority to vote, your broker will return the proxy form to us, indicating that he or she does not have the authority to vote on these matters. This is generally referred to as a “broker non-vote” and will affect the outcome of the voting as described below, under “How many votes are needed for each proposal?” Therefore, we encourage you to provide directions to your broker as to how you want your shares voted on the matters to be brought before the Annual Meeting. You should do this by carefully following the instructions your broker gives you concerning its procedures. This ensures that your shares will be voted at the Annual Meeting.

What if I change my mind after I return my proxy?

If you hold your shares in your own name, you may revoke your proxy and change your vote at any time before the polls close at the Annual Meeting. You may do this by:

•                                          signing another proxy with a later date and returning that proxy to the attention of our Corporate Secretary;

•                                          sending notice addressed to the attention of our Corporate Secretary that you are revoking your proxy; or

•                                          voting in person at the Annual Meeting.

If you hold your shares in the name of a broker and desire to revoke your proxy, you will need to contact your broker to revoke your proxy. You may contact our Corporate Secretary at West Suburban Bancorp, Inc., 2800 Finley Road, Downers Grove, Illinois 60515.

How many votes do we need to hold the Annual Meeting?

A majority of the shares that are outstanding and entitled to vote as of the record date must be present in person or by proxy at the Annual Meeting in order to hold the Annual Meeting and conduct business. Abstentions are considered present at the Annual Meeting and counted in determining whether a quorum is present.

Shares are counted as present at the Annual Meeting if the shareholder either:

•                                         is present and votes in person at the Annual Meeting; or

•                                         has properly submitted a signed proxy form or other proxy.

On March 15, 2007, the record date, there were 432,495 shares of West Suburban Common Stock issued and outstanding. Therefore, at least 216,248 shares need to be present at the Annual Meeting.

What happens if a nominee is unable to stand for re-election?

The Board of Directors may, by resolution, provide for a lesser number of directors or designate a substitute nominee. In the latter case, shares represented by proxies may be voted for a substitute nominee. Proxies cannot be voted for more than five nominees. We have no reason to believe any nominee will be unable to stand for re-election.

What options do I have in voting on each of the proposals?

You may vote “FOR” or “WITHHOLD AUTHORITY” to vote for the nominees for director. You may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to the ratification of the engagement of Crowe Chizek as the Company’s independent registered public accounting firm.

How many votes may I cast?

Generally, you are entitled to cast one vote for each share of stock you owned on the record date. The proxy form included with this proxy statement indicates the number of shares owned by an account attributable to you.

How many votes are needed for each proposal?

Neither the Articles of Incorporation nor the By-laws of West Suburban provide for cumulative voting. Accordingly, each share of West Suburban Common Stock is entitled to one vote on all matters submitted to the shareholders. Shares represented by broker non-votes are not considered present at the Annual Meeting and are not counted in determining whether a quorum is present. Abstentions will be counted as present for the purposes of determining whether or not a quorum is present.

The five individuals receiving the highest number of votes cast “FOR” their election will be elected as directors of West Suburban. The ratification of the engagement of our independent registered public accounting firm must receive the affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote, and abstentions and broker non-votes will have the effect of voting against this proposal.

Where do I find the voting results of the Annual Meeting?

We will announce voting results at the Annual Meeting. The voting results will also be disclosed in our Form 10-Q for the quarter ended June 30, 2007.

Who bears the cost of soliciting proxies?

We will bear the cost of soliciting proxies. In addition to solicitations by mail, officers, directors or employees of West Suburban or its subsidiaries may solicit proxies in person or by telephone. These persons will not receive any special or additional compensation for soliciting proxies. We may reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to shareholders.

How does the Board recommend that I vote?

The Board of Directors recommends that you vote “FOR” each of the director nominees and “FOR” ratification of the engagement of Crowe Chizek as the Company’s independent registered public accounting firm.

ELECTION OF DIRECTORS

At the Annual Meeting to be held on May 9, 2007, five directors are to be elected to serve on the Board of Directors until the next annual meeting of shareholders or until their successors are elected and qualified. It is the intention of the persons named as proxies on the enclosed form of proxy to vote such proxy, unless indicated otherwise by the shareholder giving the proxy, in favor of the election of the nominees named below.

If for any reason any of the nominees shall become unavailable for election, the proxy will be voted for nominees selected by the Board of Directors. At this time, the Board of Directors knows of no reason why any nominee would not be available for election. The vote of a plurality of the votes cast at the Annual Meeting will be required to elect each of the nominees named below to the Board of Directors. The Board of Directors nominates individuals to serve on the Board of Directors. Additionally, the Board of Directors may consider nominations submitted in writing by shareholders.

The Board of Directors recommends that you vote your shares “FOR” the election of the nominees.

The Nominees

Information concerning the nominees for election to the Board of Directors, as of March 15, 2007, is set forth below:

Name	Age	Positions Held with West Suburban	Director Since	Years with West Suburban
Kevin J. Acker	57	Chairman, Chief Executive Officer and Director	1986	21
David S. Bell	54	Director	1995	12
Duane G. Debs	50	President, Chief Financial Officer and Director	1997	20
Charles P. Howard	54	Director	1994	13
Peggy P. LoCicero	51	Director	1994	13

The business experience of each of the above-mentioned nominees for the past five or more years, and certain other biographical information, is set forth below:

Kevin J. Acker. Mr. Acker became Chairman and Chief Executive Officer during 1993 and had been a Vice President of West Suburban since it was incorporated in 1986. Mr. Acker has served as Senior Vice President of the Bank since May 1997. He received his Master in Business Administration from Indiana University in 1973. Kevin J. Acker is the brother of Keith W. Acker, Chief Operations Officer of West Suburban and President of the Bank, and the brother of Craig R. Acker, a director of the Bank.

David S. Bell. Mr. Bell served as Director of the Bank from 1990 to May 1997 and as a director in the West Suburban organization since 1980.  Mr. Bell has served as a partner in Lexington Square Senior and Health Care Centers since 1985. He received a Bachelor of Science and a Master in Business Administration degree from Northern Illinois University in DeKalb, Illinois, a Master of Science degree from DePaul University in Chicago, Illinois and his Certified Public Accountant’s certificate from the State of Illinois.

Duane G. Debs. Mr. Debs is the President and Chief Financial Officer of West Suburban. Mr. Debs served as Vice President of the Bank from 1987 to May 1997, and has served as Senior Vice President of the Bank since May 1997. Mr. Debs has also served as Comptroller of the Bank since 1987. He received a Bachelor of Science degree from Illinois State University in Bloomington/Normal, Illinois in 1978 and his Certified Public Accountant’s certificate from the State of Illinois.

Charles P. Howard. Mr. Howard currently serves as Business Administrator of Parkview Community Church and served as Business Operations Director of Inner City Impact from May 1995 to April 2000. From 1993 to May 1995 he served as Vice President of Howard Concrete Company, Inc. He received a Bachelor of Arts degree from Trinity International University in Deerfield, Illinois and a Master of Arts degree from Wheaton College in Wheaton, Illinois.

Peggy P. LoCicero. Ms. LoCicero served as Cashier of the Bank from 1985 to 1987 and served as Director of the Bank from 1987 to May 1997. She received a Bachelor of Arts degree from Elmhurst College in Elmhurst, Illinois in 1977.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934 requires that the Company’s executive officers and directors and persons who own more than 10% of West Suburban Common Stock file reports of ownership and changes in ownership with the Securities and Exchange Commission and with the exchange on which shares of West Suburban Common Stock are traded. Such persons are also required to furnish West Suburban with copies of all Section 16(a) forms they file. Based solely on West Suburban’s review of the copies of such forms furnished to West Suburban and, if appropriate, representations made to West Suburban by any such reporting person concerning whether a Form 5 was required to be filed for the 2006 fiscal year, West Suburban is not aware that any of its directors and executive officers or 10% shareholders failed to comply with the filing requirements of Section 16(a) during 2006.

CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

General

The Board of Directors is comprised of five directors, who are elected each year to serve on the Board of Directors until the next annual meeting of shareholders or until their successors are elected and qualified. Currently, the directors are Messrs. Kevin J. Acker, David S. Bell, Duane G. Debs and Charles P. Howard and Ms. Peggy P. LoCicero. The Board of Directors has determined that all of the directors are “independent” as defined by the Nasdaq Stock Market, with the exception of Mr. Acker and Mr. Debs, who are executive officers of West Suburban, and the Board of Directors has determined that the independent directors do not have other relationships with West Suburban that prevent them from making objective, independent decisions.

The Board of Directors held five meetings during 2006. All of the directors attended at least 75% of the meetings of the Board of Directors and the meetings of the committees on which they served. The Board of Directors typically schedules a meeting in conjunction with West Suburban’s Annual Meeting. West Suburban encourages all of the members of the Board of Directors to attend the Annual Meeting. Last year, all five of the members of the Board of Directors attended West Suburban’s Annual Meeting. In 2006, each director of West Suburban received a monthly retainer of $1,500.

Audit Committee

West Suburban and the Bank each maintain separate audit committees. West Suburban’s Audit Committee appoints, retains and reviews the results and services performed by the Company’s independent registered public accounting firm, reviews with management and the internal audit department the systems of internal control and internal audit reports and ensures that the Company’s books and records are kept in accordance with applicable accounting principles and standards. The members of West Suburban’s Audit Committee are Mr. Bell, Ms. LoCicero and Mr. Howard, each of whom are “independent” directors, as that term is defined by the Nasdaq Stock Market. West Suburban’s Audit Committee met five times during 2006. The Board of Directors and the Audit Committee have adopted a written charter as well as a policy concerning the pre-approval of non-audit services to be provided by West Suburban’s independent registered public accounting firm.

Although West Suburban’s Audit Committee does not include an “audit committee financial expert” as defined by regulations of the SEC, the Board believes that each of the members of the Audit Committee possesses knowledge and experience sufficient to understand the complexities of the financial statements of West Suburban.

Compensation Committee

West Suburban has established a Compensation Committee that sets the compensation and benefits for the chief executive officer as well as reviews the compensation and benefits for the other officers and employees of the Company.  During 2006, the Compensation Committee was comprised of David S. Bell, Peggy P. LoCicero and Charles P. Howard.  Each of the members is considered “independent” according to the Nasdaq Stock Market listing requirements, an “outside” director pursuant to Section 162(m) of the Internal Revenue Code and a “non-employee” director under Section 16 of the Securities Exchange Act of 1934.  The purpose of the committee is to determine the compensation and benefits of Mr. Kevin Acker, our Chairman and Chief Executive Officer, and to make a recommendation regarding his compensation to the full board for approval.  The committee also reviews and recommends to the board for approval the compensation and benefits for our other executive officers.  During 2006, the Compensation Committee met two times.  The Board of Directors has not adopted a written charter for the Compensation Committee.

Code of Ethics

The Company has adopted a code of ethics that applies to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. The Company’s code of ethics is available in the Shareholder Information section of the Company’s website, www.westsuburbanbank.com.

Nomination of Directors

The entire Board of Directors of West Suburban participates in identifying and evaluating nominees for directors. The Board of Directors does not currently have a separate charter for its nominating functions nor has it adopted a formal policy regarding the handling or consideration of director candidate recommendations received from a shareholder or a formal policy for identifying and evaluating nominees for directors (including nominees recommended by shareholders). At this time, the Board of Directors believes maintaining a separate nominating committee and a formal policy regarding director nominees recommended by shareholders are not necessary.

In identifying nominees for directors, West Suburban’s Board of Directors evaluates incumbent directors, Board nominees and persons nominated by shareholders, if any. Generally, West Suburban’s Board of Directors believes that nominees for election to the Board of Directors must possess certain minimum qualifications and attributes. These qualifications and attributes include strong personal integrity, character and ethics and a commitment to ethical business and accounting practices, demonstrated leadership skills and sound judgment and a strong sense of service to the communities that we serve. The Board of Directors also evaluates potential nominees to determine if they have any conflicts of interest that may interfere with their ability to serve as an effective member of the Board of Directors and to ensure the nominees’ “independence” so that at least a majority of the directors will be deemed independent in accordance with SEC requirements. Currently, West Suburban does not pay any fees to any third party to identify or assist in identifying or evaluating nominees for directors.

Shareholder Communications; Nomination and Proposal Procedures

Shareholder Communication with the Board of Directors. Shareholders of West Suburban may contact any member of the Board of Directors, or the entire Board of Directors, through the Corporate Secretary either in person, in writing or by phone at (630) 652-2000. Any communication will promptly be forwarded to the Board of Directors as a group or to the attention of a specified director. All letters should be mailed to West Suburban Bancorp, Inc.,

2800 Finley Road, Downers Grove, Illinois 60515, Attn: Corporate Secretary and should indicate that the author is a shareholder of West Suburban.

Shareholder Nominations.  West Suburban’s Bylaws provide shareholders who are entitled to vote for the election of directors at a meeting the right to nominate candidates for election as directors by following the procedures set forth in West Suburban’s Bylaws. As described in more detail in West Suburban’s Bylaws, a shareholder must deliver a notice in writing to the Corporate Secretary of West Suburban not less than 90 days nor more than 120 days in advance of, for an annual meeting, the first anniversary date of the previous year’s annual meeting, and for a special meeting, the date of the special meeting. The shareholder notice must set forth information regarding the proposed nominees, including their name, age, business address, residential address, principal occupation or employment, the number of shares of West Suburban Common Stock beneficially owned by them and certain other information required to be disclosed by the federal securities laws. In addition, the shareholder notice must also include information with respect to the nominating shareholder, including the number of shares of West Suburban Common Stock beneficially owned by the shareholder. West Suburban’s Board of Directors will consider shareholder nominees on the same terms as nominees selected by the Board of Directors.

Other Shareholder Proposals.  Proposals of shareholders intended to be presented at the 2008 Annual Meeting of Shareholders must be received by the Corporate Secretary of West Suburban, 2800 Finley Road, Downers Grove, Illinois 60515, no later than December 11, 2007 in order for such proposal to be included in West Suburban’s 2008 proxy statement and form of proxy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

As of March 15, 2007, to the knowledge of the Board of Directors, the following persons were beneficial owners of more than five percent (5%) of West Suburban Common Stock.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned (1)	Percentage Owned
Keith W. Acker (2)(3)	26,993	6.24%
c/o West Suburban Bancorp, Inc.
711 South Meyers Road
Lombard, IL 60148

Craig R. Acker (2)(4)	23,317	5.39%
c/o West Suburban Bancorp, Inc.
711 South Meyers Road
Lombard, IL 60148

(1)

The information contained in this column is based upon information furnished to West Suburban by the individuals named above. The number of shares presented includes shares held directly or held by certain members of the named individuals’ families over which shares the named individuals may be deemed to have shared voting and investment power and shares beneficially owned through the West Suburban Bank Employee Stock Ownership Plan and Trust (“ESOP”). Inclusion of shares does not constitute an admission of beneficial ownership or voting and investment power over included shares.

(2)

A member of the Acker family. The Acker family, which consists of Ralph L. and Arlis Acker, Keith W. Acker, Kevin J. Acker, Craig R. Acker and Alana S. Acker and their related interests, owns, in aggregate, 87,143 shares of West Suburban Common Stock.

(3)	The amount reported includes 122 shares held directly by Mr. Acker, 8,346 shares held in the ESOP, 18,525 shares held in a family limited partnership.
(4)	The amount reported includes 7,744 shares held in the ESOP, 15,327 shares held in a family limited partnership and 246 shares held jointly by Mr. Acker and his wife.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth information, as of March 15, 2007, with respect to the shares of West Suburban Common Stock beneficially owned by: (i) each executive officer of the Company; (ii) each nominee for election as a director of the Company; (iii) all directors and executive officers of West Suburban as a group; and (iv) all directors and executive officers of the Company as a group.

Name and Positions Held	Shares of Common Stock Beneficially Owned (1)	Percentage Owned
Kevin J. Acker (2)	17,581	4.07%
Chairman and Chief Executive Officer and Director of West Suburban and Senior Vice President - Marketing of the Bank
David S. Bell (3)	959	0.22%
Director of West Suburban
Duane G. Debs (4)	1,385	0.32%
President, Chief Financial Officer and Director of West Suburban and Senior Vice President - Comptroller of the Bank
Charles P. Howard (5)	3,075	0.71%
Director of West Suburban
Peggy P. LoCicero (6)	7,807	1.81%
Director of West Suburban
Keith W. Acker (7)	26,993	6.24%
Chief Operations Officer of West Suburban and President and Director of the Bank
Michael P. Brosnahan (8)	1,816	0.42%
Vice President of West Suburban and Senior Vice President - Commercial and Consumer Lending of the Bank
All directors and executive officers of West Suburban as a group (7 persons)	59,616	13.78%
All directors and executive officers of the Company as a group (15 persons)	140,306	32.44%

(1)

Includes stock beneficially owned through the ESOP. The information contained in this column is based upon information furnished to West Suburban by the individuals named above and the members of the designated group and includes shares held directly and in a fiduciary capacity, and held by certain members of the named individuals’ families over which shares of the named individuals may be deemed to have shared voting and investment power. Inclusion of shares shall not constitute an admission of beneficial ownership or voting and investment power over included shares.

(2)	The amount reported includes 3,212 shares held in the ESOP and 14,369 shares held in a family limited partnership.
(3)	The amount reported represents Mr. Bell’s indirect beneficial interest in West Suburban Common Stock held in the Bell Group Family Limited Partnership.
(4)	The amount reported includes 1,135 shares held in the ESOP and 250 shares held jointly by Mr. Debs and his wife.
(5)

The amount reported includes 40 shares held directly by Mr. Howard, 1,064 shares held in an individual retirement account, 425 held in trust for the benefit of Mr. Howard and 1,546 shares held in trust for the benefit of Mr. Howard’s wife.

(6)

The amount reported includes 4,331 shares held directly by Ms. LoCicero, 2,187 shares held in trusts and 42 shares held in an individual retirement account, 257 shares held by Ms. LoCicero’s husband and 990 shares held by Ms. LoCicero’s children.

(7)	The amount reported includes 122 shares held directly by Mr. Acker, 8,346 shares held in the ESOP, 18,525 shares held in a family limited partnership.
(8)	The amount reported includes 1,353 shares held in the ESOP and 463 shares held in an individual retirement account.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction.

This Compensation Discussion and Analysis describes West Suburban’s compensation philosophy and policies for 2006 as applicable to the executive officers named in the Summary Compensation Table on page 16.  This section explains the structure and rationale associated with each material element of the executives’ compensation, and it provides important context for the more detailed disclosure tables and specific compensation amounts provided following this section.

Compensation-related Governance and Role of the Compensation Committee.

Committee Membership and Charter.   During 2006, the Compensation Committee was comprised of David S. Bell, Peggy P. LoCicero and Charles P. Howard.  Each of the members is considered “independent” according to the Nasdaq Stock Market listing requirements, an “outside” director pursuant to Section 162(m) of the Internal Revenue Code and a “non-employee” director under Section 16 of the Securities Exchange Act of 1934.  The purpose of the committee is to determine the compensation and benefits of Mr. Kevin Acker, our Chairman and Chief Executive Officer, and to make a recommendation regarding his compensation to the full board for approval.  The committee also reviews and recommends to the board for approval the compensation and benefits for our other executive officers.  The Board of Directors has not adopted a written charter for the Compensation Committee.

Meetings.   The Compensation Committee typically meets several times each year (two times in 2006).  The Compensation Committee reviews generally available industry compensation information, including reports prepared by Crowe Chizek.  In the past, the Compensation Committee has not engaged outside consultants; however, that option is available to the committee.

Role of Executives in Committee Meetings.   West Suburban’s named executive officers are not called upon by the Compensation Committee to advise it with respect to compensation decisions impacting such executive officers.  The Compensation Committee makes an assessment of each executive officer’s individual performance, which considers the executive officer’s efforts in contributing to West Suburban’s strategic and operational priorities each year, including managing and developing employees and the enhancement of long-term relationships with customers, if applicable to his position.

Compensation Philosophy and Objectives.

The overall objectives of West Suburban’s compensation programs are to align executive officer compensation with the success of meeting long-term strategic and operational goals.  The programs are designed to create meaningful incentives to manage the business successfully with a constant focus on short-term and long-term performance versus West Suburban’s strategic priorities and its key operational and financial objectives.  This philosophy is intended to align the interests of executive management with those of our stockholders.  The executive compensation program is structured to accomplish the following objectives:

•                                         encourage a consistent and competitive return to stockholders over the long-term;

•                                         maintain a corporate environment which encourages stability and a long-term focus for the primary constituencies of West Suburban, including employees, stockholders, communities, clients and regulatory agencies;

•                                         maintain a program which:

•                                          clearly motivates personnel to perform and succeed according to our current goals;

•                                          provides management with the appropriate empowerment to make decisions that benefit the primary constituents;

•                                          retains key personnel critical to our long-term success;

•                                          provides for management succession planning and related considerations;

•                                          emphasizes formula-based components, such as performance-based bonus plans, in order to better focus management efforts in its execution of corporate goals;

•                                          encourages increased productivity; and

•                                          provides for subjective consideration in determining incentive and compensation components; and

•                                         ensure that management:

•                                          fulfills its oversight responsibility to its primary constituents;

•                                          conforms its business conduct to the highest ethical standards;

•                                          remains free from any influences that could impair or appear to impair the objectivity and impartiality of its judgments or treatment of our constituents; and

•                                          continues to avoid any conflict between its responsibilities to West Suburban and each executive officer’s personal interests.

Compensation Factors.

General.   The Compensation Committee’s decisions regarding each named executive officer are based, in part on the committee’s subjective judgment and take into account qualitative and quantitative factors, as described in the discussion below.  In reviewing an executive officer’s compensation, the committee considers and evaluates all components of the executive officer’s total compensation package.

Corporate Performance.   In establishing executive compensation, the committee measures West Suburban’s performance compared to management’s and the board’s goals and objectives as well as to our peer group performance for financial institutions of comparable size and complexity.  The committee believes that using West Suburban’s performance as a factor in determining an executive officer’s compensation is effective in helping to align the executive officer’s interests with those of our stockholders.  With that in mind, the committee focuses on West Suburban’s financial performance, including earnings per share, net income, return on assets and return on equity.  As part of the evaluation and review of these criteria, the committee will also take into account various subjective issues, such as general economic conditions, including the interest rate environment and its impact on performance, and how they may affect West Suburban’s performance.

For purposes of peer analysis in assessing performance, West Suburban generally considers peer groups that include commercial banks of similar asset size.  The peer groups used in 2006 generally included financial institutions with total assets of $500 million to $2.0 billion.  Given the ever-changing landscape within the banking industry, there is no specifically defined group of banks that are utilized for this analysis.  The committee reviews compensation survey data that is readily available to West Suburban from Crowe Chizek or other reliable sources.

Other factors of corporate performance that may affect an executive’s compensation include succession planning consideration, realization of economies of scale through cost-saving measures, West Suburban’s market share reputation in the communities which it serves, turnover level of employees, as well as less subjective performance considerations.  In addition, the committee takes into consideration indirect business factors such as community involvement and leadership when reviewing executive compensation.

Benchmarking.   In establishing the compensation of the executive officers, the Compensation Committee utilizes market data regarding the compensation practices of other financial institutions of a similar size.  The Compensation Committee believes that benchmarking is useful to stay competitive in the marketplace and for attracting and retaining qualified executives.  While the committee believes that it is prudent to consider benchmarking in determining compensation practices, it does not set strict parameters using this data.  Rather, it uses benchmarking data to ensure that executive compensation is not inconsistent with appropriately defined peer organizations.  The peer groups used for comparative purposes in setting 2006 and 2007 compensation were generally comprised of banks with total assets of $500 million to $2.0 billion.

Individual Performance.   When evaluating an executive officer’s individual performance, the committee prepares an assessment of each executive officer’s individual performance, which considers the executive officer’s efforts in contributing to West Suburban’s strategic and operational priorities each year, managing and developing employees and the enhancement of long-term relationships with customers, if applicable to his position.  The executive officer’s individual performance and/or individual contribution to our overall performance depends, to a degree, on what steps are taken to increase revenues and implement cost-saving strategies and the outcome of such strategies.

Compensation Decisions.

This section describes the decisions made by the committee with respect to the compensation for the named executive officers for 2006 and 2007.

Executive Summary.   The major components of executive officer compensation are base salary, bonus, deferred compensation, participation in our ESOP and additional benefit plans.  As previously stated, in reviewing an executive officer’s compensation, the committee considers and evaluates all components of the officer’s total compensation package.  We have continued to apply the compensation principles described above in determining the compensation of the executive officers named in Summary Compensation Table on page 16.  Our compensation decisions for 2006 factored in West Suburban’s performance versus key financial criteria, including earnings per share, net income, return on assets and return on equity.  The committee’s decisions made in 2006 and the first quarter of 2007 were made after considering the factors discussed throughout this Compensation Discussion and Analysis.

The following is a brief summary of the compensation decisions the committee affected for 2006 and 2007:

•                                         base salaries for the named executive officers remained at their 2005 levels for 2006 and 2007;

•                                         bonuses to named executive officers were not paid for 2006;

•                                         benefits and perquisites remained substantially similar between 2005 and 2006 and we expect that will continue through 2007.

Base Salary.   We annually review the base salaries of the named executive officers to determine whether or not they will be adjusted, as described above.  The salaries for 2006, determined by the committee at the end of 2005 and beginning of 2006, are set forth in the Summary Compensation Table on page 16.  In determining these salary levels, the committee considered the following:

•                                         the compensation philosophy and guiding principles described above;

•                                         the performance versus key financial objectives, as described above, in 2005;

•                                         the overall professional experience and background and the industry knowledge of the named executive officers and the quality and effectiveness of their leadership at West Suburban;

•                                         the executive officer’s time in his current position and the breadth of his knowledge;

•                                         all of the components of executive compensation, including base salary, bonus, deferred compensation, retirement and death benefits, as well as benefits and perquisites;

•                                         the performance of West Suburban’s stock price, although it is not a key factor in considering compensation as the committee believes that the performance of the stock price is subject to factors outside the control of executive management; and

•                                         internal pay equity among West Suburban executives.

There were no increases in base salaries for the named executive officers for 2006 over 2005.  Further, no increases in base salaries for the named executive officers for 2007 over 2006 have been implemented.  In determining the base salaries for 2007, the committee considered the same factors as it considered in setting base salaries for 2006.

No specific weighting was applied to any particular factors.  The committee also took into account the general economic factors in the financial industry that are beyond the executive officer’s control and the committee believes that West Suburban’s performance in 2006 was not sufficient to merit a bonus consistent with the terms of the bonus plan.

Bonus.   The incentive bonus is set on an annual basis by the Compensation Committee and for 2006 related to West Suburban’s financial performance, as measured by net profit.  Pursuant to the plan, eligible participants may earn a performance-based bonus.  Because the objectives set forth in the plan were not achieved during 2006, no bonuses were paid to executive officers for 2006.

This program applies to all of our executive officers, as well as other designated officers of West Suburban and the Bank.  As established, the committee retains the right to modify the program and/or withhold payment at any time.  Eligible participants were eligible to receive a cash incentive bonus based on net profits of West Suburban.  Under the bonus program, a bonus would have been payable based on a comparison of West Suburban’s approved budgeted net profit for 2006 to actual profit as reported by our auditors.  The bonus amount for each participant was calculated as a percentage of regular salaries in effect as of November 2005.  The potential bonuses were as follows:

If net profit is at least:	Incentive pay will be:
95% of budgeted profit	15% of regular salary
100% of budgeted profit	30% of regular salary
105% of budgeted profit	40% of regular salary
110% of budgeted profit	50% of regular salary

The budgeted net profit for the bonus plan is approved each year by the Compensation Committee, and the Compensation Committee intends to use the same scale for determining bonuses to be payable based on 2007 performance.  The bonus plan is generally set each year in order to provide a proper level of incentive to the officers and, in the committee’s view, it is not at a level that guarantees the target threshold will be obtained.

ESOP.   West Suburban maintains a tax-qualified retirement plan, the ESOP, for the benefit of all of its eligible employees, including the named executive officers.  Eligibility for participation in the ESOP and benefits awarded under the ESOP, are determined in accordance with applicable provisions of the Internal Revenue Code.  The ESOP is intended to be primarily invested in West Suburban Common Stock.  Participation in the ESOP is not only intended to provide retirement benefits to employees, but to also serve as incentive compensation that is directly contingent upon West Suburban’s performance.

All Other Compensation and Perquisites.   While the committee reviews and monitors the level of other compensation offered to the named executive officers, the committee typically does not adjust the level of benefits offered on an annual basis.  The committee does consider the benefits and perquisites offered to the named executive officers in its evaluation of the total compensation received by each.  It is our belief that perquisites for executive officers should be very limited in scope and value and reflective of similar perquisites from competitive employers both in the industry and the region.  Due to this philosophy, West Suburban has generally provided nominal benefits to executives that are not available to all full time employees and we plan to continue this approach in the future.  The benefits offered in 2006 to the named executive officers will continue for 2007 and the perquisites received by the named executive officers in 2006 are reported in the Summary Compensation Table on page 16 despite the fact that they are below the SEC’s threshold requiring disclosure.

Reasonableness of Compensation

After considering all components of the compensation paid to the named executive officers, the committee has determined that the compensation is reasonable and not excessive.

In making this determination, the committee considered many factors, including the following:

•                                         management has positioned West Suburban for future success through the planning and execution of West Suburban’s strategic plan;

•                                         management has consistently led West Suburban to high levels of performance in recent years; and

•                                         West Suburban is well positioned in the communities it serves as a result of the direction that this management team has taken the company.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management.  Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in West Suburban’s Annual Report on Form 10-K for the year ended December 31, 2006.

Submitted by:

David S. Bell
Peggy P. LoCicero
Charles P. Howard

Members of the Compensation Committee

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that incorporate future filings, including this Proxy Statement, in whole or in part, the foregoing Compensation Committee Report shall not be incorporated by reference into any such filings.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning the compensation of our Chief Executive Officer, Chief Financial Officer and our other three most highly compensated executive officers who served in such capacities during 2006:

Name and principal position	Year	Salary (1)($)	Non-equity incentive plan compensation (2)($)	All other compensation (3)($)	Total ($)
Kevin J. Acker Chairman and Chief Executive Officer and Director of West Suburban and Senior Vice President — Marketing of the Bank	2006	$267,435	—	$74,288	$341,723
Duane G. Debs President, Chief Financial Officer and Director of West Suburban and Senior Vice President — Comptroller of the Bank	2006	207,000	—	82,820	289,820
Keith W. Acker Chief Operations Officer of West Suburban and President and Director of the Bank	2006	293,307	—	101,874	395,181
Michael P. Brosnahan Vice President of West Suburban and Senior Vice President — Commercial and Consumer Lending of the Bank	2006	220,633	—	90,396	311,029
Daniel P. Grotto Senior Vice President — Business Development, Residential Lending and Prepaid Solutions of the Bank	2006	220,633	—	91,534	312,167

(1)             Includes amounts deferred by the named executive officers pursuant to the Director and Senior Management Deferred Compensation Plan (the “Deferred Compensation Plan”). For 2006, deferrals in the amount of $47,500, $80,000 and $11,583 were made by Messrs. Kevin Acker, Keith Acker and Grotto, respectively, under the terms of the Deferred Compensation Plan.

(2)             Bonuses are typically paid during the quarter following the annual period to which the bonus relates. No bonuses were paid to the named executive officers for 2006.

(3)             The amount set forth in this column for Mr. Keith Acker includes a retainer of $18,000 for one year of service on the board of the Bank. In addition, the amount set forth for each of the named executive officers includes the value of insurance benefits, post-retirement insurance (as measured with reference to the difference between the actuarially determined accumulated postretirement benefit obligation (“APBO”) at the end of 2005 and the APBO at the end of 2006) and membership dues and other customary charges for a country club as well as contributions by the Bank to the ESOP and contributions by the Bank under the Deferred Compensation Plan as follows:

	Kevin Acker	Mr. Debs	Keith Acker	Mr. Brosnahan	Mr. Grotto
Insurance benefits	$11,329	$19,651	$12,931	$21,937	$17,250
Post-retirement insurance	979	1,379	4,693	7,288	18,484
Country club dues and charges	6,180	5,990	10,450	5,371	—
ESOP	30,800	30,800	30,800	30,800	30,800
Deferred Compensation Plan	25,000	25,000	25,000	25,000	25,000
Total	$74,288	$82,820	$83,874	$90,396	$91,534

Grants of Plan Based Awards

The following table provides information on possible non-equity performance amounts that are payable under the bonus program as described in the Compensation Discussion and Analysis section. The estimated possible payouts set forth in the table are subject to the terms of the respective bonus program and West Suburban performance, as described in the Compensation Discussion and Analysis section. There can be no assurance that the possible payouts will ever be realized.

		Estimated future payouts under non-equity incentive plan awards (1)
Name	Grant date	Threshold (2)($)	Target ($)	Maximum (3)($)
Kevin J. Acker	(1)	$40,115	(1)	$133,718
Duane G. Debs	(1)	31,050	(1)	103,500
Keith W. Acker	(1)	43,996	(1)	146,654
Michael P. Brosnahan	(1)	33,095	(1)	110,317
Daniel P. Grotto	(1)	33,095	(1)	110,317

(1)

Represents possible payments for 2007 performance pursuant to the West Suburban bonus program. The program is described in the section entitled “Bonus” in the Compensation Discussion and Analysis section. There are no “target” payouts under the bonus program. The bonus payout for 2006 performance is shown in the column entitled “Non-equity incentive plan compensation” in the Summary Compensation Table above.

(2)

The threshold possible payout for any participant, including the named executive officers, under the bonus program is 15% of regular salary (determined as of November 2006). If performance goals established by the Compensation Committee (as described in the Compensation Discussion and Analysis section) are not achieved, the possible payout under the bonus program can be reduced to zero, as was the case for 2006.

(3)	The maximum possible payout available to any participant, including the named executive officers, under the bonus program is 50% of regular salary (determined as of November 2006).

Nonqualified Deferred Compensation

During April 2001, West Suburban adopted the Deferred Compensation Plan to succeed to any obligations under certain deferred compensation and split-dollar insurance agreements with certain of our executive officers, including each of the individuals named in the Summary Compensation Table. The purpose of the Deferred Compensation Plan is to ensure the continued employment of the executive officers with West Suburban and to assist the executives in establishing a program to provide supplemental retirement benefits, disability and pre-retirement death benefits. The amount of the benefits received by our chief executive officer and the four most highly compensated executives is included in the Summary Compensation Table under the Salary column. In the event of a change in control of West Suburban, the sum of all account balances under the Deferred Compensation Plan is to be contributed to a rabbi trust and the Deferred Compensation Plan may not be amended or terminated without the consent of all of the participants.

Name	Executive contributions in last FY ($)	Company contributions in last FY ($)	Aggregate earnings in last FY (1) ($)	Aggregate withdrawals/ distributions ($)	Aggregate balance at last FYE (2) ($)
Kevin J. Acker	$47,500	$25,000	$157,974	—	$1,397,357
Duane G. Debs	—	25,000	62,442	—	606,694
Keith W. Acker	80,000	25,000	182,353	—	1,913,520
Michael P. Brosnahan	—	25,000	66,362	—	798,794
Daniel P. Grotto	11,583	25,000	33,548	—	299,290

(1)

All earnings reflected in this column are determined based on each executive officer’s investment elections made under the Deferred Compensation Plan. The investment alternatives available to the executive officer are the same as the investment alternatives available to an employee who has met the statutory age requirements for diversification under the ESOP.

(2)	All amounts credited to a participants account under the Deferred Compensation Plan are at all times fully vested.

Potential Payments Upon Termination or Change in Control

The following table sets forth information concerning potential payments and benefits under our compensation programs and benefit plans to which the named executive officers would be entitled upon a termination of employment as of December 29, 2006. As is more fully described below, the named executive officers have entered into employment agreements with West Suburban (each, an “Employment Agreement”), which provide for payments and benefits to a terminating executive in various situations, including following a change in control of West Suburban. In addition, as is also more fully described below, the named executive officers have entered into Life Insurance Agreements with West Suburban which provide certain benefits upon the executive officer’s death. Except for the payments and benefits provided by the Employment Agreements and Life Insurance Agreements, all other payments and benefits provided to any named executive officer upon termination of his employment are the same as the payments and benefits provided to other eligible executives of West Suburban.

	Cash severance payment	Continuation of welfare benefits (1)	Life insurance benefit (2)	Excise tax gross-up (3)	Total termination benefits
Kevin J. Acker
Involuntary (without cause) or constructive termination (4)	$1,105,271	$33,987	$—	$—	$1,139,258
Voluntary termination (other than constructive termination) (5)	438,653	—	—	—	438,653
Disability (6)(7)	17,829	11,329	—	—	—
Death	—	—	750,000	—	750,000
Termination in connection with a change in control (8)	1,179,831	42,621	—	483,702	1,706,154
Duane G. Debs
Involuntary (without cause) or constructive termination (4)	$874,802	$58,953	$—	$—	$933,755
Voluntary termination (other than constructive termination) (5)	174,000	—	—	—	174,000
Disability (6)(7)	13,800	19,651	—	—	—
Death	—	—	750,000	—	750,000
Termination in connection with a change in control (8)	949,932	187,590	—	447,472	1,584,994
Keith W. Acker
Involuntary (without cause) or constructive termination (4)	$1,215,959	$38,793	$—	$—	$1,254,752
Voluntary termination (other than constructive termination) (5)	477,461	—	—	—	477,461
Disability (6)(7)	19,554	12,931	—	—	—
Death	—	—	750,000	—	750,000
Termination in connection with a change in control (8)	1,277,709	223,619	—	626,397	2,127,725
Michael P. Brosnahan
Involuntary (without cause) or constructive termination (4)	$925,788	$65,811	$—	$—	$991,599
Voluntary termination (other than constructive termination) (5)	184,225	—	—	—	184,225
Disability (6)(7)	14,709	21,937	—	—	—
Death	—	—	750,000	—	750,000
Termination in connection with a change in control (8)	1,002,775	168,568	—	476,437	1,647,780
Daniel P. Grotto
Involuntary (without cause) or constructive termination (4)	$888,544	$51,750	$—	$—	$940,294
Voluntary termination (other than constructive termination) (5)	184,225	—	—	—	184,225
Disability (6)(7)	14,709	17,250	—	—	—
Death	—	—	750,000	—	750,000
Termination in connection with a change in control (8)	974,374	500,357	—	644,146	2,118,877

(1)             In the case of an involuntary (without cause) termination or a constructive termination, the amount reflected represents three years of welfare benefit continuation based on current annual rates under West Suburban’s welfare benefit plans. In the case of a termination in connection with a change in control, the amount reflected represents an actuarial calculation of the cost of continuation of welfare benefits from the deemed date of termination through the date on which the executive officer attains age 62, plus the cost of post-retirement medical and dental insurance.
(2)	If an executive officer retires prior to death, the death benefit due to his beneficiary will be reduced to $375,000.
(3)

If an executive officer’s employment would have been terminated in connection with a change in control as of December 29, 2006, each executive officer would have been entitled to receive a “gross-up payment” to reimburse him for the amount of any excise tax, and any resulting income or employment tax thereon, which would be due with respect to any “excess parachute payments.”

(4)

The cash severance payment amount includes three years of: base salary, annual bonus, country club dues and fees, and a minimum required contribution to the Deferred Compensation Plan. Under the terms of the Employment Agreements, in the case of an involuntary termination (other than for cause) the cash severance payment will not be paid in a single lump sum, rather the payments will be made over the remaining term of such agreement. The amount reflected here is an aggregate of three years of such payments. In the case of a constructive termination, the cash severance payment will be paid in a single lump sum. The amount reflected with respect to continuation of welfare benefits is estimated based on current expense of West Suburban. Had an executive officer’s employment terminated as of December 29, 2006, the welfare benefits would be continued for a period of three years.

(5)

The cash severance payment amount includes, in the case of Messrs. Kevin Acker and Keith Acker, one and one-half times each of base salary and the prior year’s contribution to the Deferred Compensation Plan, and, in the case of Messrs. Brosnahan, Debs and Grotto, nine times monthly base salary and three-quarters of the prior year’s contribution to the Deferred Compensation Plan. The cash severance payment will be paid in a single lump sum.

(6)

The cash payment reflects a monthly amount to be paid to the executive equal to 80% of the executive’s monthly base salary as in effect as of the date of termination. The monthly payment will be made to the executive until the earlier of the executive officer’s return to work (either with West Suburban or another employer) or the executive officer’s death. The monthly amount will be further reduced by any disability benefits received by the executive officer.

(7)

In the case of a disability, the amount reflected under “Continuation of Welfare Benefits” represents an annual cost, based on current rates under West Suburban’s welfare benefit plans, for the continuation of such coverage. The welfare benefits will be continued, in accordance with the terms of West Suburban’s welfare benefit plans as may be in effect from time to time, until the earlier of the executive officer’s return to work (either with West Suburban or another employer) or the executive officer’s death.

(8)	The cash severance payment will be paid in a single lump sum.

Accrued Pay and Regular Retirement Benefits.   The amounts shown in the table above do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. These include:

•                                         Accrued salary, vacation pay and sick pay

•                                         Any previously accrued bonus that has not yet been paid

•                                         Reimbursement for any previously incurred expenses eligible for reimbursement pursuant to West Suburban’s policies and practices

•                                         Distributions of plan balances under our ESOP and the Deferred Compensation Plan — See “Nonqualified Deferred Compensation” on page 17 for information on current account balances and an overview of the Deferred Compensation Plan

Employment Agreements.   Each Employment Agreement terminates upon the named executive officer’s death. Upon involuntary termination of employment (other than for “cause”), non-extension of the Employment Agreement or constructive termination by West Suburban, we will be obligated to pay or provide to the executive salary, bonus (based on the historical three year average of bonus payments) and all plan benefits (including club dues and contributions to the Deferred Compensation Plan) until the expiration of the then current term of the Employment Agreement. In the case of the non-extension of the term of the Employment Agreement, the executive officer must remain employed through the end of the term to receive these payments and benefits. “Constructive Termination” is defined as any one of the following: the executive is removed from his officer position, unless promoted, or is not vested with the powers and authority of his officer position; the executive’s primary employment location moves more than 30 miles; or West Suburban commits a material breach of the Employment Agreement. The term “cause” is defined in each Employment Agreement to include, without limitation, a material violation by the executive of any applicable material law or regulation with respect to West Suburban’s business, the conviction of the executive of a felony or an act of dishonesty in connection with the performance of his duties or which disqualifies him from serving as an officer or director or the willful or negligent failure of the executive to perform his duties under the Employment Agreement in any material respect.

Upon voluntary termination of employment by the executive, other than due to “Constructive Discharge,” the executive would be entitled to a payment equal to, in the case of Messrs. Kevin and Keith Acker, one and one-half times their then current annual base salary and one and one-half times the base annual deferred compensation contribution made to the Deferred Compensation Plan for the prior year, and, in the case of Messrs. Brosnahan, Debs and Grotto, nine times their then current monthly base salary and three-quarters of the base annual deferred compensation contribution made to the Deferred Compensation Plan for the prior year. In all instances, the executive is subject to confidentiality requirements following any such termination. In the event that the executive’s employment is terminated due to disability, the executive would be provided with 80% of his base salary (reduced by any disability benefits received by the executive) and insurance coverages until the earlier of the date of his death or the date on which he returns to work. In the event an executive retires under his Employment Agreement after attaining the age of 62, then until the executive’s death, the executive and his spouse will be entitled to participate, at West Suburban’s expense, under the health, life and long term care insurance programs.

Change in Control.   In the event of a change in control of West Suburban, as defined under the Employment Agreements, and the involuntary termination (for any reason) or voluntary termination (for any reason within 24 months following a change in control) of employment of the executive, either West Suburban or its successor, is obligated to make a lump sum payment equal to three times the sum of the executive’s then current annual base salary, the average of the most recent three years’ annual contributions to the Deferred Compensation Plan and the ESOP and the average of the most recent three years’ annual bonuses. The executive is also entitled to participate in our health, life and long term care insurance programs until the executive’s death. In addition, the executive is entitled to any additional payment necessary to make him whole for any excise taxes that may be imposed.

Life Insurance.   Each of the named executive officers has entered into an Amended and Restated Life Insurance Agreement with West Suburban (each a “Life Insurance Agreement”). Under the terms of the Life Insurance Agreements, each executive officer’s named beneficiary will be entitled to a death benefit, the amount of which will vary depending on his employment status at the time of death as follows:

•                                         If the executive dies while covered under the Life Insurance Agreement and while actively employed by the West Suburban, the executive’s beneficiary will receive a death benefit of $750,000

•                                         If the executive dies while covered under the Life Insurance Agreement but after his retirement, the executive’s beneficiary will receive a death benefit of $375,000

•                                         If the executive dies while covered under the Life Insurance Agreement and after suffering a disability, the executive’s beneficiary will receive a death benefit of (i) $750,000 if such death occurs prior to the attainment of age 50, or (ii) $375,000 if such death occurs on or after the attainment of age 50

•                                         If the executive dies while covered under the Life Insurance Agreement but after he experiences a termination prior to attainment of age 50 and following a change in control, the executive’s beneficiary will receive a death benefit of $375,000

If the executive’s employment is terminated voluntarily or involuntarily prior to retirement for any reason other than death, disability or a termination in connection with a change in control as described above, then other than as set forth above, the executive shall have no rights or interest in the Life Insurance Agreement.

DIRECTOR COMPENSATION

During 2006, directors were paid a monthly retainer of $1,500. Directors did not receive any additional compensation for attending board and/or committee meetings. The directors’ fees are reviewed annually by the Compensation Committee.

The following table provides information on 2006 compensation for directors who served during 2006.

Name	Fees earned or paid in cash (1)($)	Total ($)
Kevin J. Acker	$18,000	$18,000
David S. Bell	18,000	18,000
Duane G. Debs	18,000	18,000
Charles P. Howard	18,000	18,000
Peggy P. LoCicero	18,000	18,000

(1)             We maintain the Deferred Compensation Plan under which non-employee directors are permitted to defer receipt of their directors’ fees and earn a rate of return based upon each director’s investment election. The investment alternatives available to the directors are the same as the investment alternatives available to an employee who has met the statutory age requirements for diversification under the ESOP. The amounts shown in this column include amounts that may have been deferred by the directors. We may, but are not required to, fund the deferred fees into a trust. The plan is unqualified and the directors have no interest in the trust. The deferred fees and any earnings thereon are unsecured obligations of West Suburban. No director received preferential or above-market earnings on deferred fees.

TRANSACTIONS WITH DIRECTORS, OFFICERS AND ASSOCIATES

Some of the directors and officers of West Suburban, and some of their family members and the corporations and firms with which these individuals are associated, are customers of the Bank in the ordinary course of business, and/or are indebted to the Bank for loans in the amount of $120,000 or more, and it is anticipated that they will continue to be customers of and indebted to the Bank in the future. Management of the Company believes that loans to these individuals do not involve more than the normal risk of collectibility and were made on substantially the same terms, including interest rates and collateral provided, as those prevailing for comparable loans in transactions with others.

AUDIT COMMITTEE REPORT

The incorporation by reference of this proxy statement into any document filed with the Securities and Exchange Commission by West Suburban shall not be deemed to include the following report unless the report is specifically stated to be incorporated by reference into such document.

West Suburban’s Audit Committee assists the Board of Directors in carrying out its oversight responsibilities for the Company’s financial reporting process, audit process and internal controls. West Suburban’s Audit Committee also reviews the audited financial statements and recommends to the Board of Directors that they be included in West Suburban’s annual report on Form 10-K. West Suburban’s Audit Committee is comprised solely of outside directors.

West Suburban’s Audit Committee has reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2006 with the Company’s management and Crowe Chizek, the Company’s independent registered public accounting firm. West Suburban’s Audit Committee has also discussed with Crowe Chizek the independence of Crowe Chizek and the matters required to be discussed by Statement on Accounting Standards No. 61 as well as having received and discussed the written disclosures and the letter from Crowe Chizek required by Independence Standards Board Statement No. 1 (Independence Discussions with Audit Committees). Based on the review and discussions with management and Crowe Chizek, West Suburban’s Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s annual report on Form 10-K for the fiscal year ending December 31, 2006 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee of West Suburban

David S. Bell
Charles P. Howard
Peggy P. LoCicero

RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

West Suburban’s Audit Committee has engaged Crowe Chizek to audit the financial statements of the Company for the year ended December 31, 2007, subject to the ratification of the engagement by West Suburban’s shareholders. A representative of Crowe Chizek is expected to attend the Annual Meeting and will have the opportunity to make a statement, if he or she so desires, as well as to respond to appropriate questions that may be asked by a shareholder. If the appointment of the independent registered public accounting firm is not ratified, the matter of the appointment of the independent registered public accounting firm will be considered by West Suburban’s Audit Committee.

The Board of Directors recommends that you vote your shares “FOR” the ratification of the engagement of Crowe Chizek and Company LLC as our independent registered public accounting firm for the year ending December 31, 2007.

Accounting Fees and Services

The following table presents fees for professional services rendered by Crowe Chizek during the years ended December 31, 2006 and 2005.

	For the year ended December 31,
	2006	2005
Audit Fees (1)	$161,840	$142,790
Audit-Related Fees (2)	166,609	143,060
Tax Fees (3)	48,250	39,100
All Other Fees (4)	8,300	6,875

(1)

Audit Fees related to the audit of the Company’s annual financial statements for the years ended December 31, 2006 and 2005 and for the required review of the Company’s interim financial statements included in its Form 10-Q for the years 2006 and 2005.

(2)

The majority of Audit-Related Fees related to the audit of the financial statements of the Bank’s ESOP, services regarding Section 404 of the Sarbanes-Oxley Act of 2002 and services regarding the Company’s internal controls as required by the Federal Deposit Insurance Corporation Improvement Act, as amended.

(3)	Tax Fees generally related to professional services rendered for tax compliance, tax advice and tax planning.
(4)	All Other Fees generally related primarily to various consulting services performed by Crowe Chizek.

West Suburban’s Audit Committee, after consideration of the matter, does not believe that the rendering of these services by Crowe Chizek to be incompatible with maintaining its independence as the Company’s principal independent registered public accounting firm.

Audit Committee Pre-Approval Policy

West Suburban’s Audit Committee pre-approves all audit, audit-related, tax and other services proposed to be provided by the Company’s independent registered public accounting firm prior to engaging the independent registered public accounting firm for that purpose. Consideration and approval of such services generally occur at the Audit Committee’s regularly scheduled meetings. In situations where it is impractical to wait until the next regularly scheduled meeting, the Audit Committee has delegated the authority to approve the audit, audit-related, tax and other services to the chairman of the Audit Committee. Approvals of audit, audit-related, tax and other services pursuant to the above-described delegation of authority must be reported to West Suburban’s full Audit Committee at its next regularly scheduled meeting.

FAILURE TO INDICATE CHOICE

IF ANY SHAREHOLDER FAILS TO INDICATE A CHOICE IN PROPOSAL (1) ON THE PROXY, THE SHARES OF SUCH SHAREHOLDER SHALL BE VOTED (FOR) EACH OF THE NOMINEES. IF ANY SHAREHOLDER FAILS TO INDICATE A CHOICE IN PROPOSAL (2) ON THE PROXY, THE SHARES OF SUCH SHAREHOLDER SHALL BE VOTED (FOR) THE RATIFICATION OF THE ENGAGEMENT OF CROWE CHIZEK AND COMPANY LLC AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY.

FORM 10-K

The Company will furnish, without charge, a copy of its annual report on Form 10-K for the fiscal year ended December 31, 2006, including the financial statements and the schedules and exhibits thereto, upon written request of any shareholder of West Suburban. Requests for such materials should be directed to Mr. Duane G. Debs, President, West Suburban Bancorp, Inc., 2800 Finley Road, Downers Grove, Illinois 60515. In addition, the Company’s annual report on Form 10-K is available through the Company’s website at www.westsuburbanbank.com and the SEC’s website at www.sec.gov.

OTHER BUSINESS

It is not anticipated that any matters will be presented to the shareholders other than those mentioned in this proxy statement. However, if other matters are brought before the Annual Meeting, it is intended that the persons named in the proxies will vote those proxies, provided the proxies are not limited to the contrary, in their discretion.

By Order of the Board of Directors,

April 9, 2007 Lombard, Illinois	Kevin J. Acker Chairman and Chief Executive Officer

ALL SHAREHOLDERS ARE REQUESTED
TO SIGN AND MAIL THEIR PROXIES PROMPTLY

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS OF
WEST SUBURBAN BANCORP, INC.

To Be Held on May 9, 2007

The undersigned hereby appoints Keith W. Acker and George E. Ranstead and each or either of them with power of substitution, attorneys and proxies for and in the name and place of the undersigned, to vote the number of shares that the undersigned would be entitled to vote if then personally present at the Annual Meeting of Shareholders of West Suburban Bancorp, Inc. to be held at 711 South Meyers Road, Lombard, Illinois 60148 on the 9th day of May, 2007 at 8:00 A.M. local time, or at any adjournment or postponement thereof, upon the matters set forth in the Notice of the Annual Meeting and proxy statement, receipt of which is hereby acknowledged:

1.	Election of directors.

		For	Withhold Authority
	Kevin J. Acker	☐	☐
	David S. Bell	☐	☐
	Duane G. Debs	☐	☐
	Charles P. Howard	☐	☐
	Peggy P. LoCicero	☐	☐

2.	Ratification of Crowe Chizek and Company LLC as the Company’s independent registered public accounting firm.

		For	Against	Abstain
		☐	☐	☐

3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or adjournments thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE NOMINEES LISTED UNDER PROPOSAL 1 AND “FOR” PROPOSAL 2.

NOTE:

Please date proxy and sign it exactly as name or names appear on West Suburban’s records. All joint owners of shares MUST sign in order for the proxy to be valid. State full title when signing as executor, administrator, trustee, guardian, etc. Please return proxy in the enclosed envelope.

Dated:	, 2007

Please Sign Here:

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